Exhibit 99.1

CEO REPORT THIRD QUARTER 2020

DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS:



During the third quarter of 2020, First Business delivered record loan growth, in-market deposits[1], non-interest income, and top line revenue. Our strong fundamental performance was the direct result of exceptional new business development and our team's unwavering commitment to providing extraordinary service to our clients as we work together to help them succeed. These results stem from our continuous efforts to build the best team, and the additions of new business development talent over the last couple years are really paying off. Talent development is a key tenet of the strategic plan that continues to guide us and has become more important than ever as we navigate the current challenging environment.

GUIDED BY OUR STRATEGIC PLAN

In early 2019, we finalized a strategic plan that was the culmination of rigorous analysis and thoughtful development of specific goals, strategies, and initiatives designed to drive long-term success for the benefit of First Business' shareholders, clients, and employees. At its core, our plan focuses on:

- Continuing to build our team of diverse, high-performing talent by attracting, developing, and retaining exceptional employees who share our client-centric focus
- Enhancing operational efficiencies, both in terms of internal processes and by delivering a differentiated customer experience
- Diversifying and growing our deposit base, with a focus on high-quality, in-market deposits
- Optimizing our business line performance allowing us to serve niche markets

This strategic plan cascades throughout all levels of our company and ensures corporate-wide alignment. Each of our business lines and support departments have measurable objectives that they're expected to achieve. These metrics have served as guideposts to our staff and have contributed to continued productivity and improving efficiency throughout the company. Further, every employee of First Business - in both client-facing business development and internal support roles - has individual performance goals that are directly tied to our strategic plan. We believe this level of alignment is unique and furthers employee engagement, which ultimately drives our success.

As a team we are focused on controlling what we are able to control, while mitigating the impacts of that which is out of our control, including the stress that the pandemic has placed on certain industries and the way it has impacted how we all live and work. To that end, First Business remains focused on supporting its existing clients at the highest possible level and attracting new ones, which will, in turn, support our efforts to continue growing revenues. In addition, operationally, we are focused on process improvement and efficiency gains. By focusing on these two areas we can control, we look to drive positive operating leverage. At the same time, we're focused on maintaining strong credit quality standards, while prudently building loan loss reserves and mitigating credit losses to the greatest extent possible in this uncertain economic environment. This unified approach is driving success throughout the company.

Even as much of our workforce transitioned to remote work earlier this year, we found that productivity was not negatively impacted, in large part because of the success of technology initiatives and process improvements that were already underway. For example, we were able to quickly launch an online Paycheck Protection Program (PPP) portal for prospective and new clients by modifying proprietary technology we had previously built to handle our more automated vendor finance business. This past investment in technology allowed us to mobilize in a matter of days, and efficiently process more than 700 applications and fund $332.3 million in PPP loans in a manner that vastly exceeded client expectations.

EARNING MARKET SHARE THROUGH EXCEPTIONAL SERVICE

As a financial services provider to businesses, executives, and high net worth individuals, our success has always been predicated on taking market share from larger financial institutions and this continues to be our focus, particularly in the current environment. Businesses of all sizes are dealing with unprecedented challenges and doing their best to serve their respective customers and protect their employees. Many are finding that the big financial institutions they've banked with are not providing the level of support they need amid the ongoing public health and economic crisis. As a relationship-based, concierge-style bank whose employees go above and beyond for their clients, First Business has been able to win business from larger institutions. This is critical for continued growth in an environment where the overall economic pie is not growing.

Our ability to attract new clients and deepen relationships with existing ones is continuing to drive consequential growth. Loan balances at September 30, 2020 are up 26% from the same period last year, compared to 18% reported by U.S. commercial banks with assets between $1 billion and $3 billion and just 8% reported by median institutions with $20 billion or more in assets[2]. First Business achieved these impressive results thanks to contributions from both our mature commercial lending platform, specialty finance businesses, and our success in assisting clients with PPP loans.

Loan growth was supported by in-market deposit growth, showing tremendous success in a main area of focus in our strategic plan, with balances reaching a record $1.67 billion at September 30, 2020. We are pleased with our very stable funding base and our ability to continue growing in-market deposits.

THIRD QUARTER 2020 FINANCIAL PERFORMANCE

First Business reported net income of $4.3 million, $0.50 per diluted share, in the third quarter. This solid operating performance was muted by continued building of our loan loss reserve primarily in response to the COVID-19 pandemic's impact on the economy.

Our third quarter pre-tax, pre-provision, adjusted earnings, which excludes certain one-time and discrete items, grew by 23% year-over-year to $9.3 million, driven by solid net interest income growth and record non-interest income. Third quarter 2020 top line revenue, the sum of net interest income and non-interest income, was $26.0 million, an increase of 15% from the year-ago quarter.

Net interest income of $18.6 million for the third quarter of 2020 grew 11% from the third quarter of 2019, reflecting exceptional growth in average loans and leases. Excluding the impacts of fees collected in lieu of interest[3] and PPP loans, our adjusted net interest margin was consistent with the year-ago quarter at 3.24%, which we view as positive given the low interest rate environment that currently challenges the banking industry.

Third quarter 2020 non-interest income was $7.4 million and grew to 28.5% of top line revenue, well above our goal of 25%, which we have surpassed for the last six consecutive quarters. Non-interest income grew 27.9% from the third quarter of 2019. Year-over-year growth was driven by strong swap fee income, gains on the sale of SBA loans, and private wealth management fees.

Operating expenses[4] were $16.7 million during the third quarter. Compensation makes up the majority of our operating expenses and growth relative to the year-ago quarter reflects the larger team we have in place today - which numbers approximately 295[5] - along with a performance-based incentive compensation accrual that is based on our estimated full year 2020 results. Attracting and retaining top talent is a key component of our long-term strategy and has allowed us to maintain strong performance in the current environment. Importantly, revenues have grown at a meaningfully faster rate than operating expenses. Following the non-recurring incentive accrual true-up we recorded in the third quarter, operating expenses are expected to return to more normalized levels, which will help drive positive operating leverage and improvements to our efficiency ratio moving forward.

ASSET QUALITY

The COVID-19 pandemic and associated economic crisis has and will undoubtedly continue to put pressure on credit at banks of all sizes nationwide. While no bank is expected to be fully immune from these challenges, we are confident in the strong position we are starting from today.

First Business has a diversified and high-quality loan portfolio, with only a combined 10% in those industries that may be most exposed to economic troubles due to the pandemic, including retail, hospitality, entertainment, restaurant, and food service. In addition, First Business had no meaningful direct exposure to retail consumer, the energy sector, or the airline industry and does not participate in shared national credits.

Deferral trends in the third quarter were favorable, with deferred loans outstanding of $131.5 million at September 30, 2020, or 7.1% of gross loans and leases, excluding gross PPP loans, compared to $323.2 million, or 18.6%, as of June 30, 2020. Many of our clients were on six-month deferrals and had not yet come to the end of their deferral period at the end of September. Even more encouraging, as we reported earnings in late October, 95% of clients whose first deferral concluded resumed their scheduled payments. While we anticipate loan modifications will continue through 2020 due to the remaining uncertainty surrounding the COVID-19 pandemic, we view the high-touch relationships our team has with our clients and the well-collateralized nature of our loan portfolio as highly positive.

While much is uncertain about how the current pandemic and economic crisis will play out, the strength of our historical asset quality through the Great Recession gives us confidence. During 2009 and 2010, for example, we reported a net charge-offs to average loans ratio of 1.26%, well below the 3.64% reported by U.S. commercial banks with assets between $1 billion and $3 billion[6].

LOOKING AHEAD TO 2021

Through the remainder of 2020 and into 2021, we will continue to create and seize opportunities to profitably grow this company for the benefit of our clients, employees, and shareholders. We have a best-in-class team that is highly motivated, action oriented, and in touch with the unique challenges faced by the businesses we serve. With enhanced technology and processes driving operational efficiency and a strategic plan to guide us not only through this challenging period but over the long-term, I'm as confident as I've ever been in this company and its ability to generate long-term value. On behalf of the entire First Business team, thank you for your ongoing confidence in us.

Corey

Corey Chambas, President and CEO

First Business Financial Services, Inc.

FBIZ NASDAQ LISTED

This letter includes "forward-looking statements" related to First Business Financial Services, Inc. (the "Company") that can generally be identified as describing the Company's future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward-looking statements.

1. "In-market deposits" are defined as all transaction accounts, money market accounts, and non-wholesale deposits.
2. The year-to-date loan growth rate reported by U.S. commercial banks with total assets of between $1 billion and $3 billion was 17.8% and the median growth rate for U.S. publicly-traded banks with more than $20 billion in assets was 8.0% based on most recent quarter data available as of November 16, 2020 from S&P Global Market Intelligence.
3. Also known as "Fees in Lieu of Interest" and defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization.
4. "Operating expenses" is defined as non-interest expense excluding the effects of the SBA recourse provision (benefit), impairment (recovery) of tax credit investments, losses or (gains) on foreclosed properties, amortization of other intangible assets, and other discrete items, if any.
5. Average full-time equivalent employees were 295 for the quarter ended September 30, 2020, compared to 281 for the quarter ended June 30, 2020 and 274 for the quarter ended September 30, 2019.
6. Charge-off data from S&P Global Market Intelligence reported by U.S. commercial banks with total assets between $1 billion and $3 billion.

Financial Highlights (Unaudited)

Income Statement Data (Dollars in Thousands)	As of and for the Three Months Ended 9/30/20	9/30/19	%Change	As of and for the Nine Months Ended 9/30/20	9/30/19	%Change
Net interest income	$18,621	$16,776	11.0%	$54,558	$51,382	6.2%
Adjusted non-interest income[1]	7,408	5,796	27.8%	20,145	16,239	24.1%
Total operating revenue	26,029	22,572	15.3%	74,703	67,621	10.5%
Total operating expense[2]	16,700	14,990	11.4%	48,026	45,499	5.6%
Pre-tax, pre-provision adjusted earnings[3]	9,329	7,582	23.0%	26,677	22,122	20.6%
Provision for loan and lease losses	3,835	1,349	*	12,487	613	*
Net (gain) loss on foreclosed properties	(121)	262	*	329	241	36.5%
Amortization of other intangible assets	9	11	(18.2)%	27	33	(18.2)%
SBA recourse provision (benefit)	57	(427)	*	53	167	(68.3)%
Tax credit investment impairment (recovery)	113	(120)	*	2,066	3,982	(48.1)%
Loss on early extinguishment of debt	—	—	*	744	—	*
Net loss on sale of securities	—	4	*	4	5	(20.0)%
Income before income tax expense (benefit)	5,436	6,503	(16.4)%	10,967	17,081	(35.8)%
Income tax expense (benefit)	1,143	1,418	(19.4)%	73	(475)	*
Net income	$4,293	$5,085	(15.6)%	$10,894	$17,556	(37.9)%
Efficiency ratio[4]	64.16%	66.41%		64.29%	67.29%	
Common Per Share Data						
Diluted earnings	$0.50	$0.59	(15.0)%	$1.27	$2.01	(37.2)%
Dividends declared	0.165	0.15	10.0%	0.495	0.45	11.1%
Tangible book value	22.05	20.71	6.5%	22.05	20.71	6.5%

Balance Sheet Data (Dollars in Millions)	As of 9/30/20	9/30/19	%Change
Total loans and leases receivable	$2,170	$1,721	26.1%
Total assets	2,602	2,093	24.3%
In-market deposits[5]	1,667	1,321	26.2%
Stockholders' equity	201	191	5.2%

* Not meaningful

1. "Adjusted non-interest income" is a non-GAAP measure defined as non-interest income excluding net loss on sale of securities.
2. "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net loss (gain) on foreclosed properties, amortization of other intangible assets, SBA recourse provision (benefit), tax credit investment impairment (recovery), and other discrete items, if any.
3. "Pre-tax, pre-provision adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, net (gain) loss on foreclosed properties, amortization of other intangible assets, SBA recourse provision (benefit), tax credit investment impairment (recovery), net (gain) loss on sale of securities, and loss on early extinguishment of debt.
4. "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management's reason for using these non-GAAP measures in the Company's most recent investor presentation, included as an exhibit to our Current Report on Form 8-K filed with the SEC on November 4th, 2020.
5. In-market deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits.

STOCK PERFORMANCE

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by NASDAQ.

Quarter	Trade Price		Closing	
Ending	High	Low	Price	Volume
9/30/2020	19.23	13.66	14.29	1,110,718
6/30/2020	18.75	13.10	16.45	1,635,793
3/31/2020	27.35	12.86	15.50	1,005,596
12/31/2019	26.49	22.97	26.33	895,900
9/30/2019	25.00	21.85	24.08	1,095,877

INVESTOR MATERIALS

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, or may be obtained from Mr. Ed Sloane, Jr. by calling (608) 232-5970 or via online form.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare Investor Services
P.O. Box 30170 College Station, TX 77842-3170
www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)